Exhibit 4.1 – Amended and Restated Certificate of Incorporation

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BIOLIFE SOLUTIONS, INC.

BioLife Solutions, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The original Certificate of Incorporation was filed with the Delaware Secretary of State on November 5, 1987, and the name under which it was originally incorporated is Trans Time Medical Products, Inc. The Certificate of Incorporation is amended by that certain Certificate of Amendment filed on February 4, 1988; that certain Certificate of Designation filed on October 27, 1988; those certain Certificates of Amendments filed on August 18, 1989; that certain Certificate of Designation filed on August 25, 1995; that certain Certificate of Designation filed on January 5, 1996; that certain Certificate of Designation filed on September 17, 1996; that certain Certificate of Designation filed on February 4, 1997; that certain Certificate of Designation filed on October 1, 1998; that certain Certificate of Amendment filed on June 5, 2000; that certain Certificate of Designation filed on July 31, 2001; that certain Certificate of Designation filed on October 3, 2001; that certain Certificate of Designation filed on January 7, 2002; that certain Certificate of Ownership filed on September 27, 2002; that certain Certificate of Designation filed on November 13, 2003; that certain Certificate of Amendment filed on October 19, 2005; and that certain Certificate of Designation filed on June 9, 2006.

2. This Amended and Restated Certificate of Incorporation was duly proposed by the Board of Directors of the Corporation and adopted by the Stockholders of the Corporation in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law.

3. The text of the Certificate of Incorporation is amended and restated to read as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Certificate of Incorporation to be signed on this 25th day of April, 2013.

BIOLIFE SOLUTIONS, INC.

By:	/s/ Daphne Taylor
Name:	Daphne Taylor
Title:	Chief Financial Officer and Secretary

EXHIBIT A

FIRST: The name of the corporation is:

BioLife Solutions, Inc. (the “Corporation”)

SECOND: The address of the Corporation’s registered office in the State of Delaware is c/o United Corporate Services, 874 Walker Road, Suite C, Dover, Delaware 19901, County of Kent. The name of the registered agent of the Corporation is United Corporate Services, Inc.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: (a)  The aggregate number of shares of stock which the Corporation shall have the authority to issue shall be:

One hundred fifty million (150,000,000) shares of common stock, each having a par value of $.001 (the “Common Stock”), and one million (1,000,000) shares of preferred stock, each having a par value of $.001 (the “Preferred Stock”). The Board of Directors, in its sole discretion, shall have full and complete authority, by resolution, from time to time, to establish one or more series or classes and to issue shares of Preferred Stock, and to fix, determine and vary the voting rights, designations, preferences, restrictions, qualifications, privileges, limitation, options, conversion rights and other special rights of each series or class of Preferred Stock, including, but not limited to, dividend rates and manner of payment, preferential amounts payable upon voluntary or involuntary liquidation, voting rights, conversion rights, redemption prices, terms and conditions, and sinking fund and stock purchase prices, terms and conditions.

(b) Increase or Decrease in Amount of Authorized Shares: The amount of the authorized Common Stock or Preferred Stock may be increased or decreased by an Amendment to this Certificate of Incorporation authorized by the affirmative vote of the holders of a majority of the stock outstanding.

(c) Rights and Restrictions of Common Stock: The powers, preferences and rights and the qualifications, limitations or restrictions thereof in respect of the said Common Stock, are as follows:

The holder of the Common stock shall be entitled to a notice of meeting of stockholders of the Corporation and shall be entitled to participate equally in such meetings, each stockholder entitled to one (1) vote for each share of Common Stock held as reflected on the books of the Corporation. There shall be no cumulative voting with respect to Common Stock or Preferred Stock.

FIFTH:  No stockholder of this Corporation shall have a pre-emptive right because of his stock holdings to have first offered to him any part of any stock of this Corporation hereafter issued, optioned, or sold, or any part of any debentures, bonds and securities of this Corporation convertible into stock hereafter issued, optioned, or sold by the Corporation. This provision shall operate to defeat pre-emptive rights in all stock now authorized and in all debentures, bonds or securities of this Corporation which may be convertible into stock, and also to defeat pre-emptive rights in any and all stock, and classes of stock, and securities convertible into stock, which this Corporation may be hereafter authorized to issue by an amended certificate duly filed. Thus, any and all of the stock of this Corporation presently authorized, and any and all debentures, bonds or securities of this Corporation, convertible into stock and any and all of the stock of this Corporation which may hereafter be authorized, may at any time be issued, optioned and contracted for sale and/or sold and disposed of by direction of the directors of this Corporation to such persons and upon such terms and conditions as may, to the directors, seem proper and advisable, without first offering the said stock or securities, or any part thereof, to existing stockholders.

SIXTH:   Election of directors need not be by written ballot.

SEVENTH: The following provisions are inserted to limit the liability of directors and officers of the Corporation to the full extent of the law allowable and for the conduct of the affairs of the Corporation and it is expressly provided that they are intended to be in furtherance and not in limitation or exclusion of the powers and rights conferred by law.

(a) No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase which was illegal under section 174 of Title 8 of the Delaware Code relating to the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

(b)  No contract or other transaction between the Corporation and any other firm or corporation shall be affected or invalidated by reason of the fact that any one or more of the directors or officers of this Corporation is or are interested in, or is a member, stockholder, director or officer or are members, stockholders, directors or officers, individually or jointly, may be a party or parties to, or may be interested in, any contract or transaction of this Corporation or in which this Corporation is interested, and no contract, act, or transaction of this Corporation with any person or persons, firm, association or corporation, shall be affected or invalidated by reason of the fact that any director or officer or officers of this Corporation is a party, or are parties to, or interested, such contract, act of transaction, or in any way connected, with such person or persons, firms, association or corporation, and each and every person who may become a director or officer of this Corporation is relieved from any liability that might otherwise exist from thus contracting with this Corporation for the benefit of himself or any firm, association, or corporation in which he may be in any way interested.

(c) Subject to such restrictions and regulations contained in by-laws adopted by the stockholders, the Board of Directors may make, alter, amend and rescind the By-Laws, and may provide therein for the appointment of an executive committee from their own members, to exercise all or any of the powers of the board, which may be amended or repealed, at any time, by the stockholders.

(d) The Board of Directors shall have power, in its discretion, to provide for and to pay for directors rendering unusual or exceptional services to the Corporation, special compensation appropriate to the value of such services.

(e) By resolution duly adopted by the holders of not less than a majority of the shares of stock then issued and outstanding and entitled to vote at any regular or special Meeting of the Stockholders of the Corporation duly called and held as provided in the By-Laws of the Corporation, any director or directors of the Corporation may be removed from office at any time or times, with or without cause. The Board of Directors may at any time remove any officers of the Corporation with or without cause.

(f)  The Corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) , judgments, fines and amount paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contenders or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(g) The Corporation shall indemnify each person who was or is a party or is threatened to be made a part to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation, as a director, officer, employee or agent of the Corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application, that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other Court shall deem proper.

(h) To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to herein or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(i) Any indemnification under paragraphs herein (unless ordered by a Court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in said paragraphs. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

(j) The Corporation shall pay expenses incurred by defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding in the manner provided herein upon receipt of any undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the Corporation as authorized in this section.
The indemnification and advancement of expenses provided for herein shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The indemnification and advancement of expenses provided herein or granted pursuant to this provision shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or of any disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(l) The Corporation may purchase and maintain insurance on behalf of any person who is or was serving the Corporation in any capacity referred to hereinabove against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions herein.

(m) The provisions herein shall be applicable to all claims, action, suits, or proceedings made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after the adoption hereof.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

NINTH: The Board of Directors is authorized to adopt, amend or repeal By-Laws of the Corporation.